Filed pursuant to Rule 433
Registration No. 333-121067
May 22, 2006

Lehman Brothers Holdings Inc.

3M LIBOR Floating Rate Notes due May 29, 2008

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	A1/A+
Principal Amount:	$500,000,000
Security Type:	Senior Notes
Legal Format:	SEC Registered
Issue Price:	100% of principal amount
Settlement Date:	May 30, 2006
Maturity Date:	May 29, 2008
Coupon:	3-month LIBOR (Telerate Page 3750) plus 0.03%
Interest Payment Dates:	Quarterly on the 29th day of each August, November, February and May, commencing on August 29, 2006
Interest Determination Dates:	Two London banking days prior to the first day of the relevant interest period
Day Count:	Actual/360
Business Day Convention:	Modified Following Adjusted
Denominations:	$1,000
CUSIP:	52517PJ28
Underwriters:	Lehman Brothers Inc. (98%) (bookrunner)
Calyon, Hypo Capital Markets, Inc. (1% each)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.